[NNN Apartment REIT, Inc. logo]

Louis Rogers, President NNN Apartment REIT, Inc. 1551 N. Tustin Ave., Suite 300	Media Contact: Jill Swartz 714-667-8252 ext. 251 jswartz@1031nnn.com

Santa Ana, CA 92705
714-667-8252
lrogers@1031nnn.com

NNN APARTMENT REIT BOARD OF DIRECTORS APPROVES ACQUISITION OF
HIDDEN LAKE APARTMENT HOMES

Santa Ana, December 13, 2006 – On December 8, 2006, the Board of Directors of NNN Apartment REIT, Inc. authorized its officers to take the necessary actions to acquire Hidden Lake Apartment Homes, a 380-unit Class A garden style multifamily property located in the far-northwest submarket of San Antonio, Texas for a purchase price of $32,020,000. The newly constructed property is approximately 98% occupied as of October 31, 2006. The acquisition is contingent upon the sale of sufficient shares of common stock and receipt of debt financing to provide the necessary funds. The closing is anticipated to occur by January 2007; however, no assurance can be given that Hidden Lake will be acquired. The Board of Directors also determined that the next acquisition will be in a geographically diverse market.

“I am pleased to have another Class A acquisition in the thriving San Antonio market,” said Jay Olander, CEO of NNN Apartment REIT, “Hidden Lake, in addition to our previously acquired Walker Ranch property, would give Apartment REIT two of the finest multifamily assets in the market.”

As the seventh largest city in the United States,1 San Antonio is a nationally recognized market for multifamily real estate investment. According to Reis, Inc., the multifamily market is strong and rents are expected to have annual gains in the vicinity of 3% through 2008, with somewhat larger gains of around 4% predicted for 2009 and 2010.2

Triple Net Properties, LLC, the sponsor of NNN Apartment REIT, Inc. and a wholly owned subsidiary of NNN Realty Advisors, Inc., manages a growing portfolio of over 32 million square feet of commercial properties, including over 5,200 apartment units, with a combined market value of over $4.3 billion from their headquarters in Santa Ana, California and numerous regional offices. Triple Net Properties and affiliates are currently buying and selling properties throughout the United States.

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1According to the United States Census Bureau’s Population Estimates Program’s 2005 estimates
2According to the Observer Report for San Antonio prepared by REIS, Inc. as of the second quarter of 2006

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This press release contains certain forward-looking statements with respect to the acquisition of the Hidden Lake Apartment Homes property, predictions regarding the sale of the company’s common stock and ability to obtain debt financing. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as filed with the Securities and Exchange Commission.